TelUPay and Celluserv complete prepaid mobile airtime pilot in Guam; now moving forward to full rollout in Guam and Micronesia.

NEW YORK, Oct. 27, 2014 /PRNewswire/ -- TelUPay International Inc. (OTCQB: TLPY), through its Dubai subsidiary, TelUPay (M.E) FZE, has successfully completed its pilot program testing its secure, electronic, Prepaid Mobile Airtime system servicing the Micronesia region. Celluserv utilizes TelUPay's PIN distribution system with a direct interface to Mobile Network Operator (MNOs) systems, to electronically distribute prepaid mobile airtime.

The live pilot was conducted from March through June 2014 in seven Payless Supermarket locations with Docomo Pacific, the largest MNO in Guam. The pilot was very successful with TelUPay's service now accounting for 35% of the prepaid mobile airtime transactions.

"We are very pleased to see such a positive response as Guam residents gain confidence with TelUPay's prepaid mobile airtime service," states Mr. Adrian Ansell, CEO of TelUPay. "Celluserv and TelUPay plan a full rollout of the service to Guam retailers once the NCUA approves the service; such decision expected in November 2014."

"The customized product developed by TelUPay will substantially reduce costs for retailers and MNO's while providing a great convenience to consumers," states Mr. Ron Schnabel, President of Celluserv.

About Celluserv

Celluserv (Guam), is a distributor of Prepaid Mobile Airtime servicing the Micronesia region. Celluserv's goal is to replace the costly plastic pin-based, scratch cards with TelUPay's prepaid mobile airtime service where consumers either use a PIN-based receipt for self-loading or a direct eLoad of airtime to their mobile number with SMS confirmation. Retailers have the option of selling airtime either through an EPOS terminal or directly from an Android or iOS mobile phone.

About TelUPay International Inc.

TelUPay has developed the next generation of secure mobile banking and payments technology designed for banks, mobile operators, credit card companies, micro-finance and other financial institutions. TelUPay offers customized services and continuously develops new applications that drive new revenue streams for its clients. TelUPay's bank-grade mobile banking and payment service uses the most secure encryption technology available today for both the bank and the end-user. Services include; fund transfers, P2P remittances both domestically and internationally, bill payments, merchant payments, mobile airtime purchases, balance inquiries and a host of other services designed to provide the ultimate convenience to the consumer at the lowest possible cost.

Telupay International Inc. is incorporated in Nevada, USA. For more information visit www.telupay.com.